FORM OF

SUB-SUBADVISORY AGREEMENT

This Sub-Investment Subadvisory Contract(s) (this “Agreement”) is made and entered into as of [DATE], by Federated Investment Management Company, a Delaware statutory trust (the “Subadviser”), and [INSERT NAME OF SUB-SUBADVISER], a [INSERT TYPE OF ENTITY AND JURISDICTION OF ORGANIZATION] (the “Sub-Subadviser”).

Contingent upon the occurrence of a business continuity planning event causing the complete or partial inability of the Subadviser to perform its duties and obligations under the Sub-Advisory and Sub-Administration Agreement attached hereto as Appendix A (the “Subadvisory Contract”), with respect to the provision of investment subadvisory services to the Edward Jones Money Market Fund (the “Fund”)(a “BCP Event”), and subject to the mutual covenants contained herein, the parties agree as follows:

1. Temporary Delegation. The Subadviser does hereby delegate to the Sub-Subadviser the Subadviser’s duties and obligations under the Subadvisory Contract with respect to the provision of investment subadvisory services, such as is necessary to permit the Sub-Subadviser to discharge such duties and obligations during a BCP Event (the “Delegation of Authority”). The Delegation of Authority to the Sub-Subadviser pursuant to this Agreement shall initiate upon the occurrence of a BCP Event and continue in operation for the duration of the BCP Event and shall cover only such duties and obligations as the Subadviser is unable to perform. During the BCP Event, the Sub-Subadviser shall be permitted under the Delegation of Authority to exercise all authority and investment discretion vested in the Subadviser under the Subadvisory Contract to the extent necessary to perform the duties and obligations delegated to the Sub-Subadviser pursuant to this Agreement. Upon the declaration of the resolution of the BCP Event by the Federated Hermes, Inc. (“Federated Hermes”) Event Response Team (the “Event Response Team”), the Delegation of Authority to the Sub-Subadviser under this Agreement shall terminate, and the duties, obligations and authority contained in the Sub-Advisory Contract shall revert back entirely to the Subadviser. For avoidance of doubt, reversion of such duties, obligations and authority to the Subadviser under such circumstances shall not operate to terminate this Agreement or to preclude a subsequent Delegation of Authority to the Sub-Subadviser under this Agreement upon the occurrence of a subsequent BCP Event. For avoidance of doubt, any such reversion to the Subadviser, or any Delegation of Authority by the Subadviser, under this Agreement will be deemed to have been made pursuant to the safe harbor from automatic termination upon assignment provided for in the provisions of each of Rule 202(a)(1)-1 (from Section 205(a)(2)) of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and Rule 2a-6 (from Section 15) of the Investment Company Act of 1940, as amended (the “1940 Act”).

2. Occurrence of BCP Event. For purposes of this Agreement, a BCP Event and Delegation of Authority will have occurred if the Event Response Team has declared a BCP Event and sent notice to the Sub-Subadviser of a Delegation of Authority. Additionally, the Sub-Subadviser may declare a BCP Event and rely upon the Delegation of Authority to the Sub-Subadviser under this Agreement if the following conditions are met:

a) the Sub-Subadviser reasonably believes a BCP Event has occurred; and

b) the Sub-Subadviser has made reasonable attempts to contact each of the below-listed entities without success:

i. the Event Response Team; and

ii. the Subadviser.

Upon the declaration of a BCP Event by either the Event Response Team or the Sub-Subadviser pursuant to this Section 2, the Event Response Team (directly or through the Subadviser) or the Sub-Subadviser, as applicable, shall as promptly as practicable under the circumstances use reasonable attempts to provide written notice to both the Adviser (as defined below) and the Board of Trustees of the Fund (the “Board”) of the occurrence of the BCP Event and the initiation and scope of the Delegation of Authority.

3. Representations of Subadviser. The Subadviser represents, warrants and agrees, throughout the term of this Agreement, that:

a) the Subadviser is a statutory trust duly established, validly existing and in good standing under the laws of the state of Delaware, and is duly qualified to do business and is in good standing under the laws of each jurisdiction where the failure to so qualify would have a material adverse effect on its business;

b) the Subadviser is duly registered as an “investment adviser” under the Advisers Act;

c) the Subadviser is a wholly-owned subsidiary of Federated Hermes;

d) the Subadviser has been duly appointed by Passport Research, Ltd., the investment adviser to the Fund (the “Adviser”), on behalf of the Fund, to provide investment subadvisory services to the Fund as contemplated by the Subadvisory Contract;

e) the execution, delivery and performance of this Agreement are within the Subadviser’s powers, have been and remain duly authorized by all necessary corporate action and will not violate or constitute a default under any applicable law or regulation or of any decree, order, judgment, agreement or instrument binding on the Subadviser or under the Subadviser’s governing documents;

f) no consent of any applicable governmental authority or body is necessary for the Subadviser to enter into this Agreement, except for such consents as have been obtained and are in full force and effect, and all conditions of which have been duly complied with; and

g) this Agreement constitutes a legal, valid and binding obligation enforceable against the Subadviser.

4. Representations of the Sub-Subadviser. The Sub-Subadviser represents, warrants and agrees, throughout the term of this Agreement, that:

a) the Sub-Subadviser is a [INSERT TYPE OF ENTITY] duly established, validly existing and in good standing under the laws of [INSERT JURISDICTION OF ORGANIZATION], and is duly qualified to do business and is in good standing under the laws of each jurisdiction where the failure to so qualify would have a material adverse effect on its business;

b) the Sub-Subadviser is duly registered as an “investment adviser” under the Advisers Act;

c) the Sub-Subadviser is a wholly-owned subsidiary of Federated Hermes;

d) the execution, delivery and performance of this Agreement are within the Sub-Subadviser’s powers, have been and remain duly authorized by all necessary corporate action and will not violate or constitute a default under any applicable law or regulation or of any decree, order, judgment, agreement or instrument binding on the Sub-Subadviser or under the Sub-Subadviser’s governing documents, as may be amended from time to time;

e) no consent of any applicable governmental authority or body is necessary for the Sub-Subadviser to enter into this Agreement, except for such consents as have been obtained and are in full force and effect, and all conditions of which have been duly complied with; and

f) this Agreement constitutes a legal, valid and binding obligation enforceable against the Sub-Subadviser.

5. Subadvisory Fees. As consideration for the investment subadvisory services rendered by the Sub-Subadviser under this Agreement, the Subadviser (and not the Adviser or the Fund) will pay to the Sub-Subadviser the fees received by the Subadviser for subadvisory services, with respect to the Fund, pursuant to and in accordance with Section 16 and Schedule B of the Subadvisory Contract. The fees under this Agreement shall be payable only for the duration of a BCP Event in which the Sub-Subadviser is providing investment subadvisory services pursuant to the Delegation of Authority under this Agreement. The fees received by the Subadviser with respect to the Fund at the time of, and continuing through the end of the resolution of, the BCP Event, inclusive of any waivers and/or reimbursements then in effect, will not be altered in any way as a result of this Agreement.

6. Term. This Agreement shall become effective as of the date executed and shall remain in full force and effect for a period of two (2) years, unless sooner terminated as hereinafter provided. This Agreement shall continue in effect thereafter for additional periods not exceeding one year so long as such continuation is specifically approved at least annually by (i) the Board or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) in either event, the vote of a majority of the Trustees of the Fund who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval. The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings set forth in the 1940 Act, and the foregoing requirements that continuance of this Agreement be “specifically approved at least annually” and “in person” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the Securities and Exchange Commission (the “SEC”) under the 1940 Act.

7. Termination; Assignment.

a) This Agreement may be terminated: (i) by the Adviser or the Fund, upon action by the Board or by vote of a majority of the outstanding voting securities of the Fund, at any time without payment of any penalty, upon sixty (60) days’ written notice to the Subadviser and the Sub-Subadviser; and (ii) by the Subadviser or Sub-Subadviser upon sixty (60) days’ written notice to the Adviser and the Fund.

b) This Agreement shall terminate automatically in the event of its assignment or in the event of the termination of the Subadvisory Contract or the Investment Management and Administration Agreement between the Adviser and the Fund. The term “assignment” shall have the meaning set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the SEC under the 1940 Act.

8. Miscellaneous Provisions.

a) In the event of the occurrence of a BCP Event, if the Sub-Subadviser reasonably believes that the Subadviser has not done so, the Sub-Subadviser shall provide notice to the Board, the SEC staff, the Adviser and all relevant service providers and other third parties of the occurrence of the BCP Event and the initiation and scope of the Delegation of Authority under this Agreement as soon as is reasonably practicable.

b) Notwithstanding anything herein to the contrary, neither the Sub-Subadviser, nor any of its partners, members or employees, shall be liable to the Subadviser or the Fund for any loss resulting from the Sub-Subadviser’s acts or omissions as the Sub-Subadviser to the Fund under this Agreement, except to the extent any such losses result from bad faith, willful misfeasance, reckless disregard or gross negligence on the part of the Sub-Subadviser or any of its members or employees in the performance of the Sub-Subadviser’s duties and obligations under this Agreement. Notwithstanding the foregoing, in accordance with Section 30(d) of the Sub-Advisory Contract, the Subadviser agrees that the Subadviser will remain responsible for any actions or omissions of the Sub-Subadviser pursuant to this Agreement to the same extent as if the Subadviser had taken such action or made such omission under the Subadvisory Contract.

c) The Sub-Subadviser agrees to maintain the security and confidentiality of any nonpublic or confidential information of the Subadviser or the Fund. The Sub-Subadviser further agrees to comply with applicable privacy and information security laws in performing its obligations under this Agreement. Notwithstanding the foregoing, confidential information may be used or disclosed as necessary in connection with the performance of the Sub-Subadviser’s obligations under this Agreement with the written consent of the Subadviser or the Fund, or as otherwise expressly permitted or required under applicable law or this Agreement.

d) At any time and from time to time, each party agrees, without further consideration, to take such actions and to execute and deliver such documents as may be necessary to effectuate the purposes of this Agreement, including such documents, if any, as may be required to grant authority to the Sub-Subadviser under various service provider and other third party agreements entered into by the Fund and/or the Subadviser.

e) This Agreement may be modified by mutual agreement in writing by the Subadviser and the Sub-Subadviser.

f) This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

g) The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts (without giving effect to the choice of law provisions thereof).

h) This Agreement contains the entire understanding and agreement of the parties with respect to the subject hereof.

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IN WITNESS WHEREOF, the parties have duly executed this instrument under seal as of the day and year first above written.

Federated Investment Management Company

By:

Title:

[Sub-Subadviser]

By:

Title:

APPENDIX A

[Copy of applicable Subadvisory Contract]